Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-70342, 33-63752, 333-11975, 333-80925, 333-40540, and 333-113986 of Station Casinos, Inc. on Form S-8 of our report dated June 25, 2003, appearing in this Annual Report on Form 11-K of the Station Casinos, Inc. 401(k) Retirement Plan for the year ended December 31, 2003.

June 28, 2004

Las Vegas, Nevada